JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2005 SECOND-QUARTER NET INCOME OF $1.0 BILLION

•	REPORTED EARNINGS of $0.28 and OPERATING EARNINGS of $0.66(1)

•	INVESTMENT BANK – weak trading results; strong investment banking fees

•	RETAIL – strength in Consumer Banking and Home Equity businesses

•	CARD, TSS and AWM – produced double-or triple-digit earnings growth

•	Non-operating litigation reserve charge of $1.2 billion (after-tax)

•	Tier 1 ratio of 8.2% (est.)

New York, July 20, 2005 – JPMorgan Chase & Co. (NYSE: JPM) today reported 2005 second-quarter net income of $1.0 billion, or $0.28 per share, compared to a net loss of $0.5 billion, or $0.27 per share, for the second quarter of 2004. Current period results include a $1.9 billion (pre-tax) litigation reserve charge, or $0.33 per share, and $279 million (pre-tax) of merger charges, or $0.05 per share, reflecting the merger with Bank One Corporation completed on July 1, 2004. Excluding these charges, operating earnings would have been $2.3 billion, or $0.66 per share. Prior-year reported results included a $3.7 billion (pre-tax) litigation reserve charge, or $1.09 per share, and $90 million (pre-tax) of merger charges, or $0.03 per share, but do not include Bank One’s results. Excluding these charges, operating earnings would have been $1.8 billion, or $0.85 per share. Refer to the “Merger and other financial information” section of this press release for additional information concerning the merger.

William B. Harrison, Jr., Chairman and Chief Executive Officer, commented, “As we announced last month, trading performance for the second quarter was very weak. Our other major businesses, however, reported good results, with Card Services, Treasury & Securities Services and Asset & Wealth Management posting double-or triple-digit earnings growth, and Investment Banking fees remaining strong.” Commenting on the Enron litigation settlement and increased legal reserves, Mr. Harrison said, “Our resolution of the Enron class-action lawsuit substantially reduces our risk related to this matter. Given the current legal environment, litigation reserves were increased by $1.9 billion. We believe that with this action the firm’s litigation reserves are adequate to meet its remaining litigation exposure.”

James Dimon, President and Chief Operating Officer, said, “In our first full year as a combined firm, we have made significant progress in all of our businesses — both in terms of integrating the Bank One and JPMorgan Chase franchises and in executing our growth strategy. In the coming quarter we will execute the Texas market conversion and complete the platform conversion in Card Services. These conversions are among many projects underway to make our firm more efficient and drive improved profitability. During the second quarter, we launched a national advertising campaign that introduced a modernized Chase brand, and we began converting hundreds of Bank One branches and millions of Bank One credit cards to the Chase name.”

Investor Contact:	Julia Bates	Media Contact:	Joe Evangelisti
	(212) 270-7318		(212) 270-7438

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In the discussion of the business segments below, information is presented on an operating basis. Operating basis excludes the after-tax impact of non-operating litigation charges taken in the first and second quarters of 2005 and the second quarter of 2004, merger costs and costs related to the conformance of accounting policies. In addition, for the Investment Bank, operating basis includes in trading revenue net interest income related to trading activities; and for the case of Card Services, operating basis excludes the impact of credit card securitizations. Further, in the discussion below revenues are shown on a tax equivalent basis. For more information about operating basis, as well as other non-GAAP financial measures used by management, see Note 1 below.

The following discussion compares the second quarter of 2005 to the second quarter of 2004. Unless otherwise indicated, historical results for the 2004 second quarter are JPMorgan Chase (h-JPMC) on a standalone basis. The proforma combined lines of business information present the business segments of the company as if these segments had existed as of the earliest date indicated and reflect purchase accounting adjustments, reporting reclassifications and management accounting policy changes. For further information regarding the proforma combined financial information, including reconciliation to JPMorgan Chase GAAP financial information, see information furnished pursuant to Regulation FD by JPMorgan Chase on Form 8-K dated October 1, 2004, as amended on October 20, 2004, January 19, 2005, April 20, 2005 and July 20, 2005. In management’s view, the proforma combined financial results provide investors with information to enable them to better understand the underlying trends of the company and each of the lines of business. For a description of the firm’s business segments, see Note 2 below.

INVESTMENT BANK (IB)

Operating Results – IB		2Q04 h-JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Net Revenues	$2,750	($189)	(6%)	($647)	(19%)
Provision for Credit Losses	(343)	(215)	(168)	(28)	(9)
Noninterest Expenses	2,178	122	6	3	—
Operating Earnings	$606	($38)	(6%)	($410)	(40%)

Discussion of Historical Results:
Operating earnings were $606 million, down $38 million, or 6%, from the prior year. The lower performance was due to decreased trading revenues, partially offset by the merger. Trading revenues for the quarter were $614 million, down $622 million, or 50%, from the prior year. The disappointing trading performance reflected a challenging market environment. This resulted in weak portfolio management results, lower proprietary trading revenues due to fewer market opportunities and reduced client flows. In addition, there were specific losses that affected equity trading results. Trading revenues were generally weaker in Europe than in the United States and Asia. Partially offsetting the weak trading results were strong investment banking fees and continued improvement in credit quality.

Total revenues of $2.8 billion were down $189 million, or 6%, compared to the prior year. Investment banking fees of $965 million remained strong, increasing $74 million, or 8%, compared to the prior year. Advisory revenues of $359 million were up 34% from the prior year and represent the highest quarter since 2000. Debt underwriting revenues of $502 million increased 25% from the prior year driven by higher levels of loan syndication fees, while equity underwriting fees of $104 million were down 53% reflecting reduced levels of market volumes. European investment banking fees remained particularly strong increasing by 33% from the prior year. Fixed Income Markets revenues of $1.4 billion were down $154 million, or 10% from the prior year. The decline was driven by weaker trading performance in credit and interest rate markets, reflecting weak portfolio management results within client-related market-making activities, as well as reduced proprietary trading results, partially offset by the merger. Equity Markets revenues of $72 million decreased $89 million, or 55%, versus the prior year. The decline was due to poor portfolio management trading results, primarily related to both losses from a few concentrated client-driven positions and a write-down in trade receivables in connection with a disputed claim with a creditworthy entity.

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The overall Investment Bank trading value-at-risk increased from $65 million to $102 million since the first quarter. This increase was driven by higher levels in fixed income and equity value-at-risk measures, which were partially offset by the benefit of diversification.

Credit Portfolio revenues of $295 million were down 6% compared to the prior year, reflecting lower trading revenues from hedging activity and lower net interest income from reduced loan balances and commitments, partially offset by the merger.

The provision for credit losses was a benefit of $343 million, compared to a benefit of $128 million in the prior year. The increased benefit was primarily attributable to a greater reduction in the allowance for credit losses, due to continued improvement in credit quality as a result of the change in the loan portfolio mix toward higher rated clients and net recoveries, as well as refinements in the data used to estimate the allowance for credit losses.

Expenses of $2.2 billion were up $122 million, or 6%, from the prior year due to the merger and increased compensation expense. The increase in compensation expense reflected the Cazenove joint venture, net investments in technology and operations staffing, and onboarding of previously externally contracted staff. Partially offsetting these increases was reduced performance-based incentive compensation.

Discussion of Proforma Combined Results:
Operating earnings were $606 million, down $410 million, or 40%, from the prior year and 54% from the prior quarter. The declines from both periods reflected significantly lower trading revenues. Trading revenues for the quarter were $614 million, down $714 million, or 54%, from the prior year and 72% from the prior quarter. The disappointing trading performance reflected a challenging market environment. This resulted in weak portfolio management results, lower proprietary trading revenues due to fewer market opportunities and reduced client flows. In addition, there were specific losses that affected equity trading. Trading results were generally weaker in Europe than in the United States and Asia. Partially offsetting the weak trading results were strong investment banking fees and continued improvement in credit quality.

Total revenues of $2.8 billion were down $647 million, or 19%, compared to the prior year. Investment banking fees of $965 million remained strong, increasing $28 million, or 3%, compared to the prior year. Advisory revenues of $359 million were up 33% from the prior year and represented the highest quarter since 2000. Debt underwriting revenues of $502 million increased 13% from the prior year driven by higher levels of loan syndication fees, while equity underwriting fees of $104 million were down 53% reflecting reduced levels of market volumes. European investment banking fees remained particularly strong increasing by 32% from the prior year. Fixed Income Markets revenues of $1.4 billion were down $397 million, or 22%, from the prior year. The decline was driven by weaker trading performance in credit and interest rate markets, reflecting weak portfolio management results within client-related market-making activities, as well as reduced proprietary trading results. Equity Markets revenues of $72 million decreased $122 million, or 63%, versus the prior year. The decline was due to poor portfolio management trading results, primarily related to both losses from a few concentrated client-driven positions and a write-down in trade receivables in connection with a disputed claim with a creditworthy entity.

The overall Investment Bank trading value-at-risk increased from $65 million to $102 million since the first quarter. This increase was driven by higher levels in fixed income and equity value-at-risk measures, which were partially offset by the benefit of diversification.

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Credit Portfolio revenues of $295 million were down 35% compared to the prior year, reflecting lower trading revenues from hedging activity and lower net interest income from reduced loan balances and commitments.

The provision for credit losses was a benefit of $343 million, compared to a benefit of $315 million in the prior year. The increased benefit was primarily attributable to a greater reduction in the allowance for credit losses, due to continued improvement in credit quality as a result of the change in the loan portfolio mix toward higher rated clients and net recoveries, as well as refinements in the data used to estimate the allowance for credit losses.

Expenses of $2.2 billion were essentially flat to last year as reduced performance-based incentive compensation expense was offset by increased staff costs from higher headcount levels. Headcount of 19,269 increased by 1,474 from the prior year, primarily due to the Cazenove joint venture, net investments in technology and operations staffing, and onboarding of previously externally contracted staff.

Other Highlights Include(3):
•	Return on equity was 12% for the quarter and 19% for the first half of 2005.
•	The Investment Bank continued to build its franchise by maintaining a top 3 ranking in global announced M&A and improving its global equity and equity-related market share to #4 from #6.
•	According to Dealogic, the Investment Bank ranked #1 globally in terms of IB fees earned from advisory and stock, bond and loan underwriting for the first half of 2005.
•
Average loans of $51.4 billion were up $3.9 billion from the prior quarter reflecting a 4% increase in Credit Portfolio loans and higher balances related to securitization and principal investment activities.

•	Allowance for loan losses to average loans was 2.90%; nonperforming assets were $946 million, down 44% from the prior year.
•	Announced agreement to acquire Neovest Holdings, Inc., a provider of high-performance equities trading technology and direct market access.

RETAIL FINANCIAL SERVICES (RFS)

Operating Results – RFS		2Q04 h- JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Total Net Revenue	$3,799	$1,964	107%	$(74)	(2)%
Provision for Credit Losses	94	16	21	(81)	(46)
Noninterest Expense	2,126	995	88	(144)	(6)
Non-core Portfolio Operating Earnings(1)	—	—	—	(46)	NM
Operating Earnings	$980	$584	147%	$42	4%

(1)	Second quarter 2004 proforma results include operating earnings of $46 million ($74 million pre-tax) related to sales of heritage Bank One brokered home equity loans which were deemed non-core.

Discussion of Historical Results:
Operating earnings were $980 million, up $584 million from the prior year. The increase was largely due to the merger, but also reflected wider spreads on deposits, increased deposit balances, growth in retained consumer real estate loans and improved MSR risk management results. These benefits were partially offset by a reduction in revenue related to lower prime mortgage originations and the decision to retain subprime mortgage loans rather than securitize.

Net revenue increased to $3.8 billion, up $2.0 billion from the prior year. Net interest income of $2.6 billion increased $1.3 billion as a result of the merger, wider spreads on deposits, increased deposit balances, as well as growth in retained consumer real estate loans. These benefits were partially offset by

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the impact of lower first mortgage warehouse balances in the Home Finance business, lower production volumes in Auto & Education Finance, and the absence of loan portfolios sold in late 2004 and the first quarter of 2005. Noninterest revenue of $1.2 billion increased $617 million due to the merger and better MSR risk management results. These increases were offset partially by a drop in prime mortgage originations and the absence of subprime mortgage loan securitization gains.

The provision for credit losses totaled $94 million, up $16 million from last year. The increase was largely due to the merger, but also reflected higher provision expense related to the decision to retain subprime mortgage loans. These increases were partially offset by reductions in the allowance for loan losses due to lower net charge-offs and improved credit trends in most consumer lending portfolios.

Expenses rose to $2.1 billion, an increase of $1.0 billion from the prior year, primarily due to the merger. Results also included ongoing investments in retail banking distribution and sales. These costs were more than offset by expense savings in nearly all businesses.

Home Finance operating earnings were $413 million, up $92 million compared to the prior year. Operating earnings for the Prime Production & Servicing segment of $136 million were up $8 million. Results reflected improved MSR risk management results and lower expenses, offset by reduced production revenue given the drop in prime mortgage originations. Earnings for the Consumer Real Estate Lending segment of $277 million were up $84 million. Growth was largely due to the merger, but also reflected higher retained loan balances, merger-related expense savings and lower credit costs. These increases were partially offset by the absence of subprime loan securitization gains and the $4 billion manufactured home loan portfolio sold in late 2004.

Consumer & Small Business operating earnings totaled $437 million, up $435 million from the prior year largely driven by the merger. Results also benefited from wider spreads on deposits, increased balances, and cost savings initiatives. These benefits were partially offset by continued investment in the branch distribution network.

Auto & Education Finance operating earnings of $118 million were up $47 million from last year. Growth was primarily due to the merger. Results reflected lower production volumes due to the competitive nature of the operating environment, and the absence of the $2 billion recreational vehicle loan portfolio sold in early 2005.

Insurance operating earnings of $12 million were up $10 million from the prior year on net revenues of $149 million. The increase was primarily due to the merger.

Discussion of Proforma Combined Results:
Operating earnings of $980 million were up $42 million, or 4%, from the prior year. Prior year results included $46 million of operating earnings related to sales of heritage Bank One brokered home equity loans which were deemed non-core. Excluding this non-core income, operating earnings were up $88 million, or 10%, from the prior year. Performance reflected merger-related expense savings, wider spreads on deposit products, higher retained consumer real estate loan balances and improved MSR risk management results. These benefits were partially offset by a reduction in revenue due to lower prime mortgage originations and the decision to retain subprime mortgage loans rather than securitize.

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To illustrate the underlying business trends, the following description of RFS performance excludes the impact of the prior year’s non-core actions related to heritage Bank One brokered home equity loans, which added $46 million to operating earnings.

Net revenues of $3.8 billion were down $74 million, or 2%, from the prior year. Net interest income was down slightly at $2.6 billion, reflecting reduced mortgage warehouse balances, the absence of loan portfolios sold in late 2004 and the first quarter of 2005, and lower auto loan and lease balances. Favorable offsets were provided by wider spreads on deposit products and higher retained consumer real estate loans. Noninterest revenue of $1.2 billion was down $24 million, or 2%, from the prior year, driven by lower prime mortgage originations and the absence of subprime mortgage loan securitization gains. Improved MSR risk management results provided a partial offset.

The provision for credit losses totaled $94 million, down $81 million, or 46%, from the prior year. Results reflected lower net charge-offs, continued good credit quality trends across all business segments and the benefit of certain portfolios in run-off.

Expenses of $2.1 billion were down $144 million, or 6%, from the prior year, reflecting increased operating efficiencies in nearly all businesses, partially offset by ongoing investments in retail banking distribution and sales.

Home Finance operating earnings totaled $413 million, down $5 million, or 1%, from the prior year. Operating earnings for the Prime Production & Servicing segment totaled $136 million, down $7 million. Results reflected lower prime mortgage originations, partially offset by improved MSR risk management results. Earnings for the Consumer Real Estate Lending segment increased to $277 million, up $2 million, reflecting increased portfolio balances and lower provision for credit losses. These benefits were partially offset by the absence of subprime loan securitization gains and the $4 billion manufactured home loan portfolio that was sold in late 2004.

Other Highlights Include:

•	Mortgage loan originations of $30.9 billion were down 35% from the prior year and up 16% from the prior quarter.
•	Home equity loan originations of $15.8 billion were up 3% from the prior year and 33% from the prior quarter.
•	Mortgage loans serviced of $502 billion increased $26 billion, or 5%.
•	Average mortgage loans retained of $47.0 billion increased 18%; period-end mortgage loans were $47.4 billion.
•	Average home equity loans retained of $69.1 billion increased 11%; period-end home equity loans were $72.3 billion.
•	Nonperforming assets of $799 million declined $188 million, or 19%.
•	Net charge-off rate was 0.13%, down from 0.27%. The prior year net charge-off rate was 0.18% excluding charge-offs associated with the manufactured home portfolio.

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Consumer & Small Business operating earnings totaled $437 million, up $129 million from the prior year. Results reflected wider spreads on deposits, increased balances, and cost savings initiatives, partially offset by continued investment in the branch distribution network. Compared to the prior quarter, operating earnings decreased 8%, primarily due to the absence of the seasonal tax-refund anticipation lending business.

Other Highlights Include:

•
Checking accounts grew by 230,000 to 8.6 million during the quarter. Heritage Chase branches contributed significantly, adding nearly 66,000 accounts, compared to 19,000 accounts in the second quarter of 2004.

•	Average core deposits were $149 billion, up 1% from the prior year and flat to the prior quarter.
•	Average total deposits were $175 billion, up 1% from the prior year and prior quarter.
•	Branch sales of credit cards increased by 81% from the prior year and 16% from the prior quarter.
•	Overhead ratio decreased to 65% from 73% in the prior year, up from 62% in the first quarter, which benefited from inclusion of the tax-refund anticipation lending business.
•	Number of branches increased to 2,539, up 104 from the prior year and up 22 from the prior quarter.

Auto & Education Finance operating earnings were $118 million, down $26 million from the prior year. Performance reflected reduced loan and lease balances, and the absence of the $2 billion recreational vehicle loan portfolio sold last quarter. Expenses increased reflecting depreciation on owned automobiles subject to operating leases. Favorable credit trends provided a partial offset, with a reduction in the allowance for loan losses reported for the quarter. Overall results continue to reflect lower production volumes given the competitive nature of the operating environment.

Other Highlights Include:

•	Average loan receivables were $49.8 billion, down $4.1 billion, or 8%, from the prior year and down $3.5 billion, or 7%, from the prior quarter.
•	Average lease receivables of $6.6 billion declined $3.5 billion, or 35%, as planned.
•	The net charge-off rate dropped to 0.36% from 0.45%.

Insurance operating earnings totaled $12 million, down $10 million from the prior year, on net revenues of $149 million. The decline was primarily due to increased proprietary annuity sales commissions paid and investments in technology infrastructure.

Other Highlights Include:

•	Gross insurance-related revenues were $404 million, down $20 million, or 5%.
•	Proprietary annuity sales were $282 million, up from $74 million.
•	Term life premiums were $122 million, up 4%.

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CARD SERVICES (CS)

Operating Results – CS		2Q04 h- JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Net Revenues	$3,886	$2,299	145%	$110	3%
Provision for Credit Losses	1,641	893	119	(116)	(7)
Noninterest Expenses	1,383	818	145	17	1
Operating Earnings	$542	$366	208%	$133	33%

Discussion of Historical Results:
Operating earnings of $542 million increased $366 million from the prior year due to the merger, lower provision for credit losses and higher revenue, partially offset by higher marketing spend and a charge to increase litigation reserves.

Total revenues of $3.9 billion increased $2.3 billion, primarily due to the merger. Net interest income of $3.0 billion increased $1.7 billion, primarily due to the merger, including the acquisition of a private label portfolio and higher loan balances, partially offset by an increase in balances in their introductory period driven by a significant increase in new account originations. Noninterest revenue of $910 million increased $594 million, primarily due to the merger and increased interchange income from higher charge volume, partially offset by higher volume-driven payments to partners and higher rewards expense.

The managed provision for credit losses of $1.6 billion increased $893 million, primarily due to the merger, including the acquisition of a private label portfolio, and increased bankruptcy losses from accelerated filings due to the pending change in bankruptcy legislation, partially offset by lower contractual net charge-offs. Managed credit ratios remained strong, benefiting from the continued low level of delinquencies. The managed net charge-off rate for the quarter was 4.87%, down from 5.85% in the prior year. The 30-day managed delinquency rate was 3.34%, down from 4.26% in the prior year.

Expenses of $1.4 billion increased $818 million, primarily due to the merger, including the acquisition of a private label portfolio. Additionally, increased marketing spend and a charge to increase litigation reserves were primarily offset by merger saves, including lower processing costs and compensation expenses.

Discussion of Proforma Combined Results:
Operating earnings of $542 million increased $133 million, or 33%, from the prior year. Results were driven by lower provision for credit losses, higher revenue and merger saves, partially offset by higher marketing spend and a charge to increase litigation reserves.

Total revenues of $3.9 billion increased $110 million, or 3%. Net interest income of $3.0 billion increased $81 million, or 3%, due to higher loan balances and the acquisition of a private label portfolio. These benefits were partially offset by an increase in balances in their introductory period driven by a significant increase in new account originations. Noninterest revenue of $910 million increased $29 million, or 3%, from the prior year. Higher charge volume resulted in increased interchange income, partially offset by higher volume-driven payments to partners and rewards expense.

The managed provision for credit losses of $1.6 billion decreased $116 million, or 7%. This decrease was due to lower contractual net charge-offs, partially offset by increased bankruptcy losses from accelerated filings due to the pending change in bankruptcy legislation and the acquisition of a private label portfolio. Managed credit ratios remained strong, benefiting from a continued low level of delinquencies. The

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managed net charge-off rate for the quarter declined to 4.87% from 5.56% in the prior year, but was up slightly from 4.83% in the prior quarter. The 30-day managed delinquency rate was 3.34%, down from 3.72% in the prior year and 3.54% in the prior quarter, due to improved credit quality.

Expenses of $1.4 billion increased $17 million, or 1%. Increased marketing spend and a charge to increase litigation reserves were primarily offset by merger saves, including lower processing costs and compensation expenses.

Other Highlights Include:

•	Pre-tax income to average managed loans (ROO) was 2.56%, up 49 basis points.
•	Net interest income as a percentage of average managed loans was 8.83%.
•	Average managed loans of $135.2 billion increased $8.3 billion, or 7%.
•	Charge volume of $75.6 billion increased $5.0 billion, or 7%.
•	Merchant processing volume of $141.2 billion increased $21.9 billion, or 18%, and total transactions of 4.7 billion increased 809 million, or 21%.
•	Managed net charge-off rate of 4.87% was down from 5.56%, reflecting an overall improvement in credit quality.
•	Net accounts opened, excluding the private label acquisition, increased by 600,000, or 27%, to 2.8 million, driven by increased marketing effectiveness and investment.
•	Announced the rollout of “Chase credit cards with blink”, which provides contactless functionality that increases transaction speed and convenience.
•	New co-brand relationships announced included Coldwater Creek and Sheetz, Inc., and renewals included American Medical Association.

COMMERCIAL BANKING (CB)

Operating Results – CB		2Q04 h- JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Net Revenues	$900	$566	169%	$34	4%
Provision for Credit Losses	142	123	NM	124	NM
Noninterest Expenses	473	270	133	2	—
Operating Earnings	$174	$109	168	($60)	(26)

Discussion of Historical Results:
Operating earnings were $174 million, an increase of $109 million from the prior year. The increase in results was primarily due to the merger, partially offset by increased provision for credit losses. The larger provision reflects higher reserves, primarily due to refinements in the data used to estimate the allowance for credit losses. Despite this increase, credit quality of the portfolio remains strong.

Revenues were $900 million, an increase of $566 million, primarily due to the merger. In addition, net interest income of $648 million was positively affected by wider spreads on liability balances and increases in loan and liability balances, partially offset by narrower loan spreads. Noninterest revenue of $252 million was negatively affected by lower fees in lieu of compensating balances and lower gains on the sales of assets acquired in the satisfaction of debt and real estate investments, partially offset by strong investment banking revenue.

Provision for credit losses was $142 million for the quarter, compared to $19 million in the prior year. The higher provision reflects refinements in the data used to estimate the allowance for credit losses, not a deterioration of credit quality. The credit quality of the portfolio remains strong with net recoveries of $3 million for the quarter compared to net charge-offs of $30 million in the prior year.

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Expenses increased $270 million to $473 million, primarily related to the merger. In addition, there was an increase in unit costs for Treasury Services products, partially offset by lower compensation-related and other expenses.

Discussion of Proforma Combined Results:
Operating earnings were $174 million, a decrease of $60 million, or 26%, from the prior year. These results were driven by the increase in provision for credit losses. The larger provision reflects higher reserves primarily due to refinements in the data used to estimate the allowance for credit losses. Despite this increase, credit quality of the portfolio remains strong. In addition to the effect of the provision, earnings benefited from growth in net interest income, partially offset by lower noninterest revenue.

Revenues were $900 million, an increase of $34 million, or 4%. Net interest income was $648 million, an increase of $55 million, or 9%, driven by wider spreads on liability balances and higher loan and liability balances, partially offset by narrower loan spreads. Noninterest revenue was $252 million, down $21 million, or 8%, primarily resulting from lower fees in lieu of compensating balances and lower gains on the sales of assets acquired in the satisfaction of debt and real estate investments, partially offset by strong investment banking revenue.

On a segment basis, revenue for Middle Market was $594 million, an increase of $32 million, or 6%, driven by increased Treasury Services and lending revenue. Corporate Banking revenue of $138 million increased $4 million, or 3%, driven by increased Treasury Services and Investment Banking revenue. Real Estate revenue was $131 million, a decline of $4 million, or 3%, primarily reflecting lower gains on the sale of investments.

Provision for credit losses was $142 million, compared to $18 million in the prior year. The higher charge reflects refinements in the data used to estimate the allowance for credit losses, not a deterioration of credit quality. The credit quality of the portfolio remains strong with net recoveries of $3 million, an improvement of $33 million, and nonperforming loans of $434 million, a decrease of $180 million, or 29%. The nonperforming loans to average loans ratio declined 38 bps to 0.85%, and the allowance for loan losses to average loans was 2.80%.

Expenses of $473 million increased $2 million, reflecting increased unit costs for Treasury Services products, partially offset by lower compensation-related and other expenses.

Other Highlights Include:

•
Average loan balances of $51.2 billion were up $1.5 billion, or 3%, from the prior year, driven by 8% growth in the Middle Market segment and 6% growth in Corporate Banking. Real Estate loans declined 11% from last year due to continued competitive market conditions.

•
Treasury Services revenue grew $73 million, or 15%, from the prior year, driven by improvement in liability spreads across all businesses and increased volumes primarily in Real Estate and Middle Market.

•	Overhead ratio of 53% declined 100 bps from last year and the prior quarter.

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TREASURY & SECURITIES SERVICES (TSS)

Operating Results – TSS		2Q04 h- JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Net Revenue	$1,588	$495	45%	$220	16%
Noninterest Expense	1,194	250	26%	19	2%
Operating Earnings	$229	$128	127%	$126	122%

Discussion of Historical Results:
Operating earnings for the quarter were $229 million, an increase of $128 million, due to widening spreads on liability balances (which include deposits and deposits swept into on-balance sheet liabilities), improved fee-based revenue, liability balance growth and the merger. Current period results include charges of $58 million (after-tax) to terminate a client contract. Prior year results include a software impairment charge of $42 million (after-tax) and a gain of $10 million (after-tax) on the sale of a business.

TSS net revenue of $1.6 billion increased $495 million, or 45%. Net interest income grew to $510 million, up $259 million, as a result of the merger, wider spreads on foreign and noninterest bearing liability balances, and average liability balance growth of 43%, to $164 billion. Noninterest revenue of $1.1 billion increased $236 million, or 28%. This improvement was due to the merger, an increase in assets under custody to $10.2 trillion driven by new business and market value appreciation, the acquisition of Vastera and growth in securities lending and wholesale cards. Partially offsetting this revenue growth were lower service charges on deposits and the absence, in the current period, of a gain on the sale of a business.

Treasury Services net revenue grew to $682 million, Investor Services to $544 million and Institutional Trust Services to $362 million. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.2 billion, up $876 million, or 65%. In the aggregate, Treasury Services firmwide net revenue grew to $1.3 billion, up $697 million, or 113%.

Credit reimbursement to the Investment Bank was $38 million, an increase of $36 million, primarily as a result of the merger. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

Noninterest expense of $1.2 billion was up $250 million, or 26%, due to the merger, charges to terminate a client contract, the Vastera acquisition and onboarding fund accounting clients. Partially offsetting these increases were lower allocations of Corporate segment expenses and increased product unit costs charged to other lines of business, primarily Commercial Banking. The prior year included a software impairment charge of $67 million (pre-tax).

Discussion of Proforma Combined Results:
Operating earnings for the quarter were $229 million, an increase of $126 million due to widening spreads on liability balances (which include deposits and deposits swept into on-balance sheet liabilities), improved fee-based revenue and liability balance growth. Current period results include charges of $58 million (after-tax) to terminate a client contract. Prior year results include a software impairment charge of $42 million (after-tax) and a gain of $10 million (after-tax) on the sale of a business.

TSS net revenue of $1.6 billion improved by $220 million, or 16%. Net interest income of $510 million was up $139 million, or 37%, primarily resulting from wider spreads on liability balances, and an increase of 24% in average liability balances to $164 billion. Noninterest revenue of $1.1 billion increased by $81 million, or 8%. The improvement was due to an increase in assets under custody to $10.2 trillion driven

JPMorgan Chase & Co.
News Release

by new business and market value appreciation, the acquisition of Vastera and growth in securities lending and wholesale cards. Partially offsetting this revenue growth were lower service charges on deposits and the absence, in the current period, of a gain on the sale of a business.

Treasury Services net revenue grew to $682 million, Investor Services grew to $544 million and Institutional Trust Services grew to $362 million. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.2 billion, up $272 million, or 14%. In the aggregate, Treasury Services firmwide net revenue grew to $1.3 billion, up $150 million, or 13%.

Credit reimbursement to the Investment Bank was $38 million, down $5 million. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

Noninterest expense of $1.2 billion was up $19 million due to charges to terminate a client contract, the Vastera acquisition and onboarding fund accounting clients. Partially offsetting these increases were lower allocations of Corporate segment expenses and increased product unit costs charged to other lines of business, primarily Commercial Banking. The prior year included a software impairment charge of $67 million (pre-tax).

Other Highlights Include:

•	Pre-tax margin(4) was 22%, up from 11% in the prior year.
•	Average liability balances were $164 billion, an increase of 24%.
•	Assets under custody increased to $10.2 trillion, up 19% (excluding assets under custody added from Institutional Trust Services beginning March 31, 2005).
•	Corporate Trust Securities under administration were $6.7 trillion, an increase of 4%.
•	ACH transactions originated increased 21%, clearing volumes increased 15%, and wholesale cards issued increased 12%.
•	During the quarter Treasury Services successfully completed the U.S. dollar clearing, trade system and ACH merger-related conversions.

ASSET & WEALTH MANAGEMENT (AWM)

Operating Results – AWM		2Q04 h- JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Net Revenues	$1,343	$515	62%	$158	13%
Provision for Credit Losses	(20)	(16)	(400)	(15)	(300)
Noninterest Expenses	917	236	35	23	3
Operating Earnings	$283	$184	186%	$93	49%

Discussion of Historical Results:
Operating earnings were $283 million, up $184 million from the prior year, due to the merger and increased revenue, partially offset by higher compensation expense.

Total revenue was $1.3 billion, up $515 million, or 62%. Noninterest revenue, principally fees and commissions, of $1.1 billion was up $358 million due to the merger, the acquisition of a majority interest in Highbridge Capital Management in the fourth quarter of 2004, net asset inflows and global equity market appreciation. Net interest income of $274 million was up $157 million due to higher deposit balances and an improved loan mix.

The provision for credit losses was a benefit of $20 million, an improvement of $16 million, driven by refinements in the data used to estimate the allowance for credit losses and increased recoveries.

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Expenses of $917 million increased $236 million, or 35%, reflecting the merger, the acquisition of Highbridge and increased compensation expense primarily due to higher performance-based incentives, which were driven by improved investment results.

Discussion of Proforma Combined Results:
Operating earnings were $283 million, up $93 million, or 49%, from the prior year. Performance was driven by increased revenues, partially offset by higher compensation expense.

Revenues were $1.3 billion, up $158 million, or 13%. Noninterest revenue, principally fees and commissions, of $1.1 billion was up $125 million, or 13%, due to the acquisition of a majority interest in Highbridge Capital Management in the fourth quarter of 2004, net asset inflows that were primarily equity-related and global equity market appreciation. Net interest income of $274 million was up $33 million, or 14%, benefiting primarily from higher deposit and loan balances and an improved product mix.

Private Bank client segment revenue grew 5% to $409 million, and Private Client Services client segment revenue grew 7% to $258 million, driven primarily by revenue growth from deposit products. Retail client segment revenue grew 15% to $363 million, as a result of increased global equity inflows from our third-party distribution network. Institutional client segment revenue grew 30% to $313 million, primarily due to the consolidation impact of Highbridge, as well as global equity market appreciation.

Provision for credit losses was a benefit of $20 million, an improvement of $15 million, driven by refinements in the data used to estimate the allowance for credit losses and increased recoveries.

Expenses of $917 million increased $23 million, or 3%, reflecting the acquisition of Highbridge and increased compensation expenses, primarily due to higher performance-based incentives, which were driven by improved investment results.

Other Highlights Include:

•	Pre-tax margin(4) was 33%, up from 25% in the prior year.
•	Assets under Supervision were $1.1 trillion, an increase of 8%.
•	Assets under Management were $783 billion, an increase of 4%.
•	Assets under Management do not reflect the firm’s 43% interest in American Century’s $98 billion of assets under management.
•	Loans were up 7% to $27 billion.
•	Deposits were up 10% to $41 billion.

JPMorgan Chase & Co.
News Release

CORPORATE

Operating Results - Corporate		2Q04 h- JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Net Revenues	($366)	($926)	NM	$(603)	NM
Provision for Credit Losses	1	28	NM	28	NM
Noninterest Expenses	477	344	259	(11)	(2)
Operating Earnings	($486)	($811)	NM	($383)	(372)

Discussion of Historical Results:
Operating earnings were a loss of $486 million, down from earnings of $325 million in the prior year.

Net revenues of negative $366 million were down $926 million from the prior year. Net interest income was negative $763 million compared to $20 million in the prior year. The decline was driven primarily by actions and policies adopted in conjunction with the merger and the repositioning of the treasury portfolio. Noninterest revenue of $397 million declined $143 million and included private equity gains of $300 million which were down $92 million.

Noninterest expenses were $477 million, up $344 million from the prior year, primarily due to the merger.

Discussion of Proforma Combined Results:
Operating earnings were a loss of $486 million compared to a loss of $103 million in the prior year.

Net revenues were negative $366 million, $603 million lower than the prior year. Net interest income was negative $763 million, a decline of $498 million, primarily due to the repositioning of the treasury portfolio. Noninterest revenue of $397 million declined $105 million and included private equity gains of $300 million which were down $92 million.

Noninterest expenses were $477 million, a decrease of $11 million, or 2%, from the prior year.

Other Highlights Include:
•	Private Equity portfolio was $6.4 billion, down from $8.6 billion in the prior year.

JPMorgan Chase & Co.
News Release

JPMORGAN CHASE (JPMC)

Operating Results – JPMC		2Q04 h- JPMC		2Q04 Proforma
($ millions)	2Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)

Net Revenues	$13,900	$4,724	51%	$(876)	(6)%
Provision for credit losses	1,517	828	120%	(89)	(6)%
Noninterest Expenses	8,748	3,035	53%	(91)	(1)%
Operating Earnings	$2,328	$522	29%	$(459)	(16)%

Second quarter financial results for JPMC included the following:

($ millions)	Pre-tax	After-tax

Reduction in wholesale allowance	$166	$103
MSR risk management results	166	103

Discussion of Historical Results:
Operating earnings of $2.3 billion increased $522 million, or 29%, from the prior year, primarily as a result of the merger.

Total revenues were $13.9 billion, up $4.7 billion, or 51%, primarily due to the merger. Noninterest revenues of $7.4 billion were up $1.6 billion, or 28%, from the prior year, primarily due to the merger. Also contributing to the increase in noninterest revenues were higher asset management, administration and commissions revenues resulting from recent acquisitions, organic business growth and improved global equity markets. Partially offsetting these increases were lower trading revenues, down $727 million, or 55%, from the prior year, reflecting a challenging market environment, weak portfolio management results and lower proprietary trading revenues. Net interest income was $6.5 billion, up $3.1 billion, or 92%, primarily due to the merger, higher consumer loan and deposit balances, and wider spreads on consumer deposits and wholesale liabilities, partially offset by the reduced level of the treasury portfolio and tighter wholesale loan spreads.

The provision for credit losses was $1.5 billion, an increase of $828 million, primarily due to the merger. Total wholesale provision for credit losses was a benefit of $218 million for the quarter compared to a benefit of $137 million in the prior year, reflecting continued improvement in credit quality and, to a lesser degree, the refinements made in the data used to estimate the allowance for credit losses. The wholesale loan net recovery rate was 0.17% for the quarter compared to a net charge-off rate of 0.29% in the prior year. The increase in the consumer provision from the prior year was mainly due to the merger, but also reflected increased bankruptcy losses from accelerated filings and higher provision expense related to the decision to retain subprime mortgage loans rather than securitize. The managed net charge-off rate for Card Services declined to 4.87% from 5.85% in the prior year. Retail Financial Services net charge-off rate decreased to 0.25% compared to 0.29% in the prior year, primarily due to favorable loss severity for both real estate lending and vehicle finance as a result of strength in real estate and used car valuations. The firm had total nonperforming assets of $2.8 billion at June 30, 2005, up 14% from the prior year.

Expenses, which exclude the non-operating litigation charges discussed below, were $8.7 billion, up $3.0 billion, or 53%, from the prior year, primarily due to the merger. Additionally, recent acquisitions and charges to terminate a client contract were partially offset by merger-related savings and other efficiencies.

The firm took a $1.9 billion ($1.2 billion after-tax) non-operating litigation charge in connection with its settlement of the Enron class action litigation. In the second quarter of 2004, the firm took a $3.7 billion ($2.3 billion after-tax) non-operating charge to increase litigation reserves.

JPMorgan Chase & Co.
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Discussion of Proforma Combined Results:
Operating earnings were $2.3 billion, down $459 million, or 16%, from the prior year. The decrease in earnings was driven by significantly lower revenue partially offset by lower expense and lower provision for credit losses.

Total revenues were $13.9 billion, down $876 million, or 6%. Noninterest revenues of $7.4 billion were down $503 million, or 6%, from the prior year, primarily due to lower trading revenues. Trading revenues declined $822 million, or 58%, reflecting a challenging market environment, weak portfolio management results and lower proprietary trading revenues. Noninterest revenues were also negatively affected by lower lending and deposit-related fees as a result of higher interest rates. Partially offsetting these declines were increased asset management and commissions revenues related to the recent acquisitions, organic business growth, and improved global equity markets. Net interest income was $6.5 billion, down $373 million, or 5%, primarily due to the reduced level of the treasury portfolio and tighter wholesale loan spreads, partially offset by higher consumer loan and deposit balances and wider spreads on consumer deposits and wholesale liabilities.

The provision for credit losses was $1.5 billion, down $89 million, or 6%. Total wholesale provision for credit losses was a benefit of $218 million for the quarter compared to a benefit of $326 million in the prior year, reflecting continued improvement in credit quality and, to a lesser degree, the refinements made in the data used to estimate the allowance for credit losses. The wholesale loan net recovery rate was 0.17% for the quarter compared to a net charge-off rate of 0.13% in the prior year. Total consumer managed provision for credit losses decreased to $1.7 billion, down 10%, reflecting lower net charge-offs and positive delinquency trends. Partially offsetting the reduction was increased bankruptcy losses from accelerated filings. The managed net charge-off rate for Card Services declined to 4.87% from 5.56% in the prior year. Retail Financial Services net charge-off rate was 0.25% compared to 0.40% in the prior year. The improvement compared to the prior year reflected favorable loss severity for both real estate lending and vehicle finance as a result of strength in real estate and used car valuations. The firm had total nonperforming assets of $2.8 billion at June 30, 2005, down 30% from the prior year’s level of $4.1 billion.

Expenses, which exclude the non-operating litigation charges discussed below, were $8.7 billion, down $91 million, or 1%, from the prior year, driven primarily by merger-related savings and other efficiencies. Partially offsetting these improvements were higher expenses related to recent acquisitions and charges to terminate a client contract.

The firm took a $1.9 billion ($1.2 billion after-tax) non-operating litigation charge in connection with its settlement of the Enron class action litigation. In the second quarter of 2004, the firm took a $3.7 billion ($2.3 billion after-tax) non-operating charge to increase litigation reserves.

Other Corporate Items

•	Tier 1 capital ratio was 8.2% at June 30, 2005 (estimated), 8.6% at March 31, 2005 and 8.6% at June 30, 2004.
•	During the quarter, $594 million of common stock was repurchased, reflecting 16.8 million shares at an average price of $35.32 per share.
•	Headcount of approximately 168,461 was up 4,080 since March 31, 2005, primarily due to business growth, technology insourcing and the acquisition of Vastera.

JPMorgan Chase & Co.
News Release

Merger and other financial information
•
Merger between JPMorgan Chase & Co. and Bank One Corporation: On July 1, 2004, JPMorgan Chase and Bank One completed the merger of their holding companies. The merger was accounted for as a purchase. Accordingly, the earnings for JPMorgan Chase and Bank One are combined for all periods since completion of the merger; all time periods prior to the merger date are, on a reported basis, JPMorgan Chase only.

•
Merger saves and costs: For the quarter ended June 30, 2005, approximately $440 million of merger savings have been realized, which is an annualized rate of $1.8 billion. Management continues to estimate annual merger savings of approximately $3.0 billion. Approximately two-thirds of the savings are anticipated to be realized by the end of 2005. Merger costs of approximately $279 million were expensed during the second quarter of 2005, bringing the total amount expensed year-to-date to $424 million and $1.8 billion cumulative since the merger announcement. Management continues to estimate remaining merger costs of $1.2 billion to $1.7 billion, which are expected to be expensed over the next two years.

JPMorgan Chase & Co.
News Release

Notes:
1.
In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business results on an operating basis, which is a non-GAAP financial measure. The definition of operating basis starts with the reported U.S. GAAP results. In the case of the Investment Bank, noninterest revenue on an operating basis includes in trading revenue net interest income related to trading activities. Trading activities generate revenues, which are recorded for U.S. GAAP purposes in two line items on the income statement: trading revenue, which includes the mark-to-market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenue and related net interest income enables management to evaluate the Investment Bank’s trading activities, by considering all revenue related to these activities, and facilitates operating comparisons to other competitors. In the case of Card Services, operating, or managed, basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance and overall financial performance of the underlying credit card loans, both sold and not sold: as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will impact both the loan receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as net charge-off rates) of the entire managed credit card portfolio. Commencing with the first quarter of 2005, operating revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the operating results on a basis comparable to taxable securities and investments. This allows management to assess the comparability of revenues arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. The Corporate sector’s and the firm’s operating revenue and income tax expense for the periods prior to the first quarter of 2005 have been restated to be similarly presented on a tax-equivalent basis. The restatement had no impact on the Corporate sector’s or the firm’s operating results. Finally, as noted above, operating basis excludes the non-operating litigation charges taken in the second and first quarters of 2005 and second quarter of 2004, merger costs and costs related to the conformance of certain accounting policies a result of the merger, as management believes these items are not part of the firm’s normal daily business operations and, therefore, not indicative of trends nor provide meaningful comparisons with other periods. See page 7 of JPMorgan Chase’s Earnings Release Financial Supplement (Second Quarter 2005) for a reconciliation of JPMorgan Chase’s income statement from a reported to operating basis.

2.
Following the merger with Bank One, JPMorgan Chase reorganized its business segments. The Investment Bank now includes portions of Bank One’s Commercial Bank; Global Treasury has been transferred to the Corporate segment. Retail Financial Services is comprised of Chase Financial Services, excluding Card Services and Middle Market, and includes Bank One’s Retail line of business and insurance activities. Card Services is the combination of Chase Card Services and Bank One Card Services. The Commercial Banking segment is comprised of Chase Middle Market, and the Middle Market portion of Bank One’s Commercial Bank. Treasury & Securities Services added Bank One’s Global Treasury Services (formerly in Commercial Bank). Asset & Wealth Management is JPMorgan Chase’s Investment Management & Private Bank plus Bank One’s Investment Management Group (excluding insurance activity). The Corporate segment is Bank One’s Corporate line of business excluding discontinued loan and lease portfolios (now in Retail Financial Services), plus JPMorgan Partners and Global Treasury.

3.	Market share data is from Thomson Financial and is proforma for the merger of JPMorgan Chase and Bank One.
4.
Pre-tax margin represents operating earnings before income taxes divided by total net revenue, which is, in management’s view, a comprehensive measure of pre-tax performance by measuring earnings after all costs are taken into consideration. It is therefore another basis by which management evaluates TSS’ and AWM’s performance and that of competitors.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern time) to review second quarter financial results. Investors can dial (800) 289-0569 (domestic) / (913) 981-5542 (international), or via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com. A replay of the conference call will be available beginning at 12:00 p.m. (Eastern time) on July 20, 2005 through 12:00 a.m. (Eastern time) on July 29, 2005 at (888) 203-1112 (domestic) or (719) 457-0820 (international); access code 7040918. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site (www.jpmorganchase.com).

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in the 2004 Annual Report on Form 10-K for the year December 31, 2004 of JPMorgan Chase, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

			Heritage						Heritage
			JPMC Only	2QTR 2005					JPMC Only	YTD 2005
	2QTR	1QTR	2QTR	Change				Year-to-date		Change
	2005	2005	2004	1QTR 2005		2QTR 2004		2005	2004	2004
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$12,743	$13,647	$8,631	(7)%		48%		$26,390	$17,642	50%
Provision for Credit Losses	587	427	203	37		189		1,014	218	365
Noninterest Expense	10,899	9,937	9,503	10		15		20,836	15,596	34
Net Income (Loss)	994	2,264	(548)	(56)		NM		3,258	1,382	136
Per Common Share:
Net Income (Loss) Per Share — Diluted	$0.28	$0.63	$(0.27)	(56)		NM		$0.91	$0.65	40
Cash Dividends Declared Per Share	0.34	0.34	0.34	—		—		0.68	0.68	—
Book Value Per Share	29.95	29.78	21.52	1		39		29.95	21.52	39
Closing Share Price	35.32	34.60	38.77	2		(9)		35.32	38.77	(9)
Common Shares Outstanding:
Weighted-Average Diluted Shares Outstanding	3,548.3	3,569.8	2,042.8	(1)		74		3,559.0	2,096.3	70
Common Shares Outstanding at Period-end	3,514.0	3,525.3	2,087.5	—		68		3,514.0	2,087.5	68
SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	4%	9%	NM	(500	)bp	NM		6%	6%	—	bp
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	6	15	NM	(900)		NM		11	7	400
Return on Assets (“ROA”) (a) (c)	0.34	0.79	NM	(45)		NM		0.56	0.35	21
Tier 1 Capital Ratio	8.2 (d)	8.6	8.2%	(40)		—	bp
Total Capital Ratio	11.3 (d)	11.9	11.2	(60)		10
SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,171,283	$1,178,305	$817,763	(1)%		43%
Wholesale Loans	149,588	137,401	77,044	9		94
Consumer Loans	266,437	265,268	148,894	—		79
Deposits	534,640	531,379	346,539	1		54
Common Stockholders’ Equity	105,246	105,001	44,932	—		134
Headcount	168,461	164,381	94,615	2		78
LINE OF BUSINESS EARNINGS
Investment Bank	$606	$1,325	$644	(54)		(6)		$1,931	$1,661	16%
Retail Financial Services	980	988	396	(1)		147		1,968	602	227
Card Services	542	522	176	4		208		1,064	338	215
Commercial Banking	174	243	65	(28)		168		417	139	200
Treasury & Securities Services	229	245	101	(7)		127		474	199	138
Asset & Wealth Management	283	276	99	3		186		559	221	153
Corporate (e)	(486)	(687)	325	29		NM		(1,173)	576	NM

Total Operating Earnings	2,328	2,912	1,806	(20)		29		5,240	3,736	40
Reconciling Items (After-Tax):
Merger Costs	(173)	(90)	(60)	92		188		(263)	(60)	338
Litigation Reserve Charge	(1,161)	(558)	(2,294)	108		(49)		(1,719)	(2,294)	(25)
Accounting Policy Conformity	—	—	—	NM		NM		—	—	NM

Net Income (Loss)	$994	$2,264	$(548)	(56)		NM		$3,258	$1,382	136

Note: Effective July 1, 2004, Bank One Corporation (“Bank One”) merged with and into JPMorgan Chase & Co. (“JPMorgan Chase”). Bank One’s results of operations are included in JPMorgan Chase’s results beginning July 1, 2004. In accordance with U.S. GAAP, the results of operations for the second and first quarters of 2005, each reflect three months of results of operations for the combined Firm, while the results of operations for the second quarter of 2004 reflects only the results of operations for heritage JPMorgan Chase. The results of operations for year-to-date 2005 reflect six months of results of operations for the combined Firm, while year-to-date 2004 reflects six months of results of operations for heritage JPMorgan Chase.

(a)	Based on annualized amounts.
(b)
Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(c)	Represents Net income divided by Total average assets.
(d)	Estimated
(e)	Includes Private Equity, Treasury, and corporate staff and other centrally managed expenses.
NM	— Not meaningful due to net loss.

JPMORGAN CHASE & CO. PRO FORMA CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

			PRO FORMA						PRO FORMA
			COMBINED	2QTR 2005					COMBINED	YTD 2005
	2QTR	1QTR	2QTR	Change				Year-to-date		Change
	2005	2005	2004	1QTR 2005		2QTR 2004		2005	2004	2004
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$12,743	$13,647	$13,279	(7)%		(4)%		$26,390	$27,086	(3)%
Provision for Credit Losses	587	427	248	37		137		1,014	401	153
Noninterest Expense	10,899	9,937	12,629	10		(14)		20,836	21,741	(4)
Net Income	994	2,264	433	(56)		130		3,258	3,460	(6)
Per Common Share:
Net Income Per Share — Diluted	$0.28	$0.63	$0.12	(56)		133		$0.91	$0.96	(5)
Cash Dividends Declared Per Share	0.34	0.34	0.34	—		—		0.68	0.68	—
Book Value Per Share	29.95	29.78	29.06	1		3		29.95	29.06	3
Closing Share Price	35.32	34.60	38.77	2		(9)		35.32	38.77	(9)
Common Shares Outstanding:
Weighted-Average Diluted Shares Outstanding	3,548.3	3,569.8	3,588.6	(1)		(1)		3,559.0	3,589.0	(1)
Common Shares Outstanding at Period-end	3,514.0	3,525.3	3,559.0	—		(1)		3,514.0	3,559.0	(1)
SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	4%	9%	2%	(500	)bp	200	bp	6%	7%	(100	)bp
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	6	15	3	(900)		300		11	11	—
Return on Assets (“ROA”) (a) (c)	0.34	0.79	0.15	(45)		19		0.56	0.61	(5)
Tier 1 Capital Ratio	8.2 (d)	8.6	8.6	(40)		(40)
Total Capital Ratio	11.3 (d)	11.9	11.8	(60)		(50)
SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,171,283	$1,178,305	$1,153,304	(1)%		2%
Wholesale Loans	149,588	137,401	133,011	9		12
Consumer Loans	266,437	265,268	225,557	—		18
Deposits	534,640	531,379	511,386	1		5
Common Stockholders’ Equity	105,246	105,001	103,439	—		2
Headcount	168,461	164,381	165,608	2		2
LINE OF BUSINESS EARNINGS
Investment Bank	$606	$1,325	$1,016	(54)		(40)		$1,931	$2,367	(18)%
Retail Financial Services	980	988	938	(1)		4		1,968	1,682	17
Card Services	542	522	409	4		33		1,064	745	43
Commercial Banking	174	243	234	(28)		(26)		417	523	(20)
Treasury & Securities Services	229	245	103	(7)		122		474	196	142
Asset & Wealth Management	283	276	190	3		49		559	419	33
Corporate (e)	(486)	(687)	(103)	29		(372)		(1,173)	(118)	NM

Total Operating Earnings	2,328	2,912	2,787	(20)		(16)		5,240	5,814	(10)
Reconciling Items (After-Tax):
Merger Costs	(173)	(90)	(60)	92		188		(263)	(60)	338
Litigation Reserve Charge	(1,161)	(558)	(2,294)	108		(49)		(1,719)	(2,294)	(25)
Accounting Policy Conformity	—	—	—	NM		NM		—	—	NM

Net Income	$994	$2,264	$433	(56)		130		$3,258	$3,460	(6)

(a)	Based on annualized amounts.
(b)
Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(c)	Represents Net income divided by Total average assets.
(d)	Estimated.
(e)	Includes Private Equity, Treasury, and corporate staff and other centrally managed expenses.
NM	— Not meaningful due to net loss.